Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VIVEON HEALTH ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF DECEMBER, A.D. 2022, AT 9 O’CLOCK A.M.

3401369 8100	Authentication: 205184930
SR# 20224369311	Date: 12-27-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:29 AM 12/27/2022
FILED 09:00 AM 12/23/2022
SR 20224369311 - File Number 3401369

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIVEON HEALTH ACQUISITION CORP.

Pursuant to Section 242 of the Delaware General Corporation Law

The undersigned, being a duly authorized officer of VIVEON HEALTH ACQUISITION CORP., (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is VIVEON HEALTH ACQUISITION CORP.

2. The Corporation's Certificate of Incorporation originally filed in the office of the Secretary of State of the State of Delaware on August 7, 2020, was subsequently amended and restated on December 22, 2020 and was further amended on March 23, 2022 (the "Amended and Restated Certificate of Incorporation")

3. This Second Amendment to the Corporation's current Amended and Restated Certificate of Incorporation further amends the current Amended and Restated Certificate of Incorporation of the Corporation.

4. This Second Amendment to the Corporation's current Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the issued and outstanding stock at a meeting of stockholders held on December 23, 2022, in accordance with ARTICLE SIXTH of the Corporation's current Amended and Restated Certificate of Incorporation and the provisions of Section 242 of the Delaware General Corporation Law ("DGCL").

5. The text of Article FIFTH, subsections E and H of the Corporation's Amended and Restated Certificate of Incorporation, are hereby amended and restated to read in full as follows:

"E. The Corporation shall, in its sole discretion, upon three calendar days' advance notice, extend the date by which the Corporation shall have to consummate an initial Business Combination starting on December 28, 2022, on a monthly basis, for up to an additional six months by an additional one month each time for a total of up to six months until June 30, 2023 (the "Second Extended Date") by depositing $100,000 for each monthly period, or portion thereof, that is needed by the Corporation to complete an initial business combination on or prior to the Second Extended Date. In the event that the Corporation does not consummate a Business Combination by the Second Extended Date, the Corporation shall (i) cease all operations except

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for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders' rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation's then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Corporation's net assets to its remaining stockholders, as part of the Corporation's plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to the Trust Fund plus any interest earned on the funds held in the Trust Fund and not previously released to the Corporation and not necessary to pay its taxes divided by the total number of IPO Shares then outstanding."

"H. If any amendment is made to this Article FIFTH that would modify the substance or timing of the Corporation's obligation to provide for the conversion of the IPO Shares in connection with an initial Business Combination or to redeem 100% of the IPO Shares if the Corporation has not consummated an initial Business Combination by the Second Extended Date, or with respect to any other provision in this Article FIFTH, the holders of IPO Shares shall be provided with the opportunity to redeem their IPO Shares upon the approval of any such amendment, at the per-share price specified in paragraph C."

IN WITNESS WHEREOF, I have signed this Second Amendment to the Corporation's current Amended and Restated Certificate of Incorporation this 23rd day of December, 2022.

/s/ Jagi Gill

Name: Jagi Gill

Title: Chief Executive Officer

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235874-10003

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State of Delaware
Secretary of State
Division of Corporations
Delivered 08:29 AM 12/27/2022
FILED 09:00 AM 12/23/2022
SR 20224369311 - File Number 3401369

STATE OF DELAWARE

WAIVER OF REQUIREMENT
FOR AFFIDAVIT OF EXTRAORDINARY EVENT CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fees was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary event condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time and the filing date of such instrument.

Jeffrey W. Bullock, Secretary of State

JEFFREY W. BULLOCK
Secretary of State